SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 23, 2004


                                  eGames, Inc.
             (Exact name of registrant as specified in its charter)


Pennsylvania                          0-27102                23-2694937
------------                          -------                ----------
(State or other jurisdiction   (Commission File Number)     (IRS Employer
 of incorporation)                                        Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA              19047-1833
-----------------------------------------------              ----------
(Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

On November 23, 2004, eGames, Inc. (the "Company") entered into a Business Loan Agreement with Hudson United Bank ("HUB") to permit the Company to borrow up to $750,000 from HUB, subject to certain restrictions, for working capital and short-term borrowing requirements. Amounts outstanding under the credit facility will be charged interest at one-half of one percent above HUB's current prime rate and interest will be due monthly. Access to these funds will be limited to the lesser of $750,000 or seventy-five percent of qualified accounts receivable. This credit facility, which matures on December 1, 2005, is secured by all of the Company's assets and requires the Company, among other things, to maintain the following financial covenants to be tested quarterly: a total liabilities to tangible net worth ratio of 1.25 to 1.00 and a minimum tangible net worth requirement of $2 million.

The term of this credit facility extends through December 1, 2005, as more fully described in the Business Loan Agreement, Commercial Security Agreement and Promissory Note, attached hereto as Exhibits 99.1, 99.2 and 99.3.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following documents are filed as exhibits to this report.

99.1     Business Loan Agreement
99.2     Commercial Security Agreement
99.3     Promissory Note


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  eGames, Inc.


                                        By: /s/ Thomas W. Murphy
                                            ----------------------------------
                                            Thomas W. Murphy, Vice President
                                            and Chief Financial Officer
Dated: November 24, 2004